Exhibit 22.1
                       The Company's 1998 Annual Meeting
                                 Proxy Statemnt

[GRAPHIC OMITTED]







                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 30, 1998

              -----------------------------------------------------



Solicitation and Voting of Proxies

         This Proxy Statement and the accompanying Proxy are being furnished to shareholders of Citizens Community Bancorp, Inc. ("Citizens" or the "Company"), the parent company of Citizens Community Bank of Florida (the "Bank") in connection with the solicitation of proxies by the Board of Directors to be used at the Company's Annual Meeting of Shareholders ("Annual Meeting") or any adjournment thereof, which will be held on Tuesday, April 30, 1998, at 4:00 p.m., Eastern Time at the Marriott's Marco Island Resort and Golf Club, 400 South Collier Boulevard, Marco Island, Florida.

         Regardless of the number of shares of common stock owned, it is important that shareholders be represented by Proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed Proxy and returning it signed and dated in the enclosed postage prepaid envelope. Shareholders are urged to indicate the way they wish to vote in the space provided on the Proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the management director nominees set forth below, "FOR" adoption of the Company's 1998 Directors Stock Option Plan, "FOR" adoption of the amendment to the Company's 1996 Incentive Stock Option Plan, and "FOR" ratification of the appointment of Hacker, Johnson, Cohen & Grieb, PA as the independent auditors of Citizens for the fiscal year ending December 31, 1998.

Revocation of Proxy

         A shareholder's presence at this Annual Meeting will not automatically revoke his or her Proxy. Shareholders may revoke a Proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed Proxy bearing a later date, or by attending this Annual Meeting and voting in person.

Voting Securities

         The securities which may be voted at this Annual Meeting consist of shares of common stock of Citizens ("Common Stock") with each share entitling its owner to one vote for the election of directors and any other matters that may come before the Annual Meeting. The close of business on March 13, 1997, has been fixed by the Board of Directors as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and any adjournment thereof. The total number of shares of the Company's Common Stock outstanding on the record date was 1,579,774 shares, which are held by approximately 532 shareholders.

         The presence, in person or by Proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum to approve any Proposal at the time of the Annual Meeting, this Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Certain Shareholders

         As of March 13, 1998, no persons or apparent groups of persons, other than Officers or Directors of the Company or the Bank, and the following person, are known by management to own beneficially five percent or more of the outstanding shares of Citizens' Common Stock:

                                  Amount of
         Name                    Common Stock          Percent of Class
         ----                    ------------          ----------------

         Paul F. Janssens-Lens     151,590                   9.65%


                       PROPOSAL I -- ELECTION OF DIRECTORS

         The Board of Directors of Citizens is composed of nine members, divided into three classes. The terms of each class are staggered so that approximately one-third of the directors are elected each year. There are three Class I
Directors and two Class III Directors who, by virtue of their class, are not required to be elected this year. The Board has nominated three Class II Directors who will be elected to a three-year term to stand for election at this Annual Meeting. In addition, the Board has nominated John J. Wolf to fill the remaining term of Ms. Heidi J. Mayerhofer, a Class III Director who resigned during the year. Mr. Wolf was appointed during 1997 to fill the vacancy created upon the resignation of Ms. Mayerhofer.

         Management's nominees to fill the Class II terms are Thomas B. Garrison, Louis J. Smith, Dennis J. Lynch and John J. Wolf to fill the unexpired portion of Ms. Mayerhofer's term. Each of the nominees are presently directors of the Company.

         It is intended that the proxies solicited by the Board of Directors will be voted "FOR" the election of said nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time the Board of Directors knows of no reason why any nominee might not be able to serve.

         The Board of Directors recommends that shareholders vote "FOR" election of the nominees.

         The following table describes the period that each board member and each nominee has served as a director of Citizens, his position and offices held with the Company, his principal occupation or employment, and further contains information as of March 13, 1998, with respect to the beneficial ownership (as such term is defined under the Rules and Regulations of the Securities Exchange Commission) of the Company's Common Stock held by each nominee, each director, and all directors as a group.




                                                                           Amount and nature           Percent
Name, age, principal                                     Current             of Beneficial            of Class
occupation, directorships,              Director          Term               Ownership of             Including
and business experience                   since          Expires             Common Stock            Warrants(1)
----------------------------------------------------------------------------------------------------------------

Management's Nominees for Three-Year Term:

Class II Directors
------------------

Thomas B. Garrison, Age 52                  1995          1998                23,500(2)                 1.48%
Director, Citizens Community Bank
of Florida since 1995.  Network
Technology Manager for Barron-Collier
Companies since 1988.

Louis J. Smith, Age 74                      1997          1998                   400(3)                  ---
Director of the Company, since 1997.
Retired Pharmacist.  Owns and
operates Pat's Hallmark in the Shops
of Marco on Marco Island.  Formerly
a bank director for the 1st Wisconsin
Bank of Wisconsin (now First-Star)
from 1969 to 1987.

Dennis J. Lynch, Age 55                     1995          1998                58,500(4)                 3.66%
Director,  Citizens Community Bank
of Florida since 1995. Owner and
President of Dennis J. Lynch and
Associates,  a  commercial  real estate
sales agency since 1979.

Management's Nominee for One-Year Term:

Class III Director
------------------

John J. Wolf, Age 51                        1997          1998                39,000(5)                 2.45%
Assistant Treasurer and a Director
of the Company since 1997.  A
practicing dentist in Naples, Florida
since 1981.

Board Members Not Standing for Election

Class I Directors
-----------------

Diane M. Beyer, Age 58                      1995          2000                10,000(6)                  .63%
Director, Citizens Community Bank
of Florida since 1995.  Human
Resources Consultant since 1993.

Joel M. Cox, Sr., Age 59                    1995          2000                58,730(7)                 3.68%
Chairman and  Director,  Citizens
Community  Bank of Florida  since 1995.
Vice President and Director of Cox's
Insurance Agency since 1985.

                                     Page 3


                                                                           Amount and nature
                                                                           Amount and nature           Percent
Name, age, principal                                     Current             of Beneficial            of Class
occupation, directorships,              Director          Term               Ownership of             Including
and business experience                   since          Expires             Common Stock            Warrants(1)
----------------------------------------------------------------------------------------------------------------
James S. Hagedorn, Age 55                   1996          2000                20,000(8)                 1.27%
Director, Citizens Community Bank
of Florida since 1996.  President and
Director of Waterside Development
Corp. 1995-Present.  Chairman, President,
and CEO The Merchant Bank of Florida,
Brandon, Florida 1986-1994.  President
the Merchant Bancorporation of Florida
1986-1994.

Class III Directors
-------------------

Stephen A. McLaughlin, Age 51               1995          1999                62,000(9)                 3.88%
Director, Citizens Community Bank of
Florida since 1995.  Vice President
Citizens Community Bank of Florida
since October 1996.  Secretary/Treasurer
of Citizens Community Bancorp, Inc.
since April 1996.  Owner and Operator
of Stillwater Land & Lumber Limited, a
Maine based real estate sales and consulting
firm since 1980.

Richard Storm, Jr., Age 56                  1995          1999              450,080(10)                25.9%
Director, Citizens Community Bank
of Florida and Chairman of the Company
since 1995.  President, Loanstar Capital,
Inc. since 1996.  Owner and President of Storm
& Company, Inc. since 1990.  President
of Cumberland Properties, Inc. since 1985.

----------------------------------------------------

(1) Percentage computed on 1,579,774 shares issued and outstanding as of the record date of March 13, 1998, on an individual basis, plus 234,640 shares subject to presently exercisable stock purchase warrants issued to the above persons in connection with the Company's stock offering, and 2,000 shares subject to exercisable stock options granted under the Company's 1996 Incentive Stock Option Plan for a total of 1,816,414 beneficial shares.

(2) Includes 4,500 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering; 11,600 shares owned individually by Mr. Garrison; 6,400 shares held by his individual retirement account; and 1,000 shares held by his wife's individual retirement account.

(3)   Includes only the 400 shares held individually; amount is less than 1%.

(4) Includes 19,500 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering; 29,000 shares held by his individual retirement account; and 10,000 shares held by his wife's individual retirement account.

(5) Includes 26,000 shares held individually and 13,000 unexercised shares subject to Warrants.

(6) Includes 1,600 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering and 8,400 shares owned jointly by Mrs. Beyer and her spouse.

(7) Includes 18,310 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering; 20,000 shares owned by the Joel M. Cox Revocable Trust for which Mr. Cox is trustee; 11,000 shares held by Cede & Company f/b/o for Mr. Cox; 6,200 shares held by Cox's Insurance of which Mr. Cox is the Vice-President; 2,000 shares owned by Joan C. Cox, Mauale M. Greene and William Greene; 1,220 shares owned by the Joan C. Cox Revocable Trust.

(8)   Includes  19,000 shares held by Robert W. Baird & Co. as trustee FBO James
      S. Hagedorn IRA; and 1,000 shares held by Robert W. Baird & Co. as trustee FBO for Mr. Hagedorn's spouse.

(9) Includes 20,000 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering; 2,000 options vested under the 1996 Incentive Stock Option Plan; 15,000 shares owned individually by Mr. McLaughlin; 8,000 shares held by the Stillwater Land & Lumber Limited Pension Plan of which Mr. McLaughlin is the administrator and sole beneficiary; and 17,000 shares held by the Stillwater Land & Lumber Limited Profit Sharing Plan of which Mr. McLaughlin is the administrator and sole beneficiary.

(10) Includes 157,730 shares subject to presently exercisable stock purchase warrants issued in connection with the Company's initial stock offering; 196,810 shares owned individually by Mr. Storm; 4,000 shares owned by Storm & Company; 51,000 shares held by the Richard Storm Profit Sharing Plan; 10,000 shares owned by the Kathleen Storm Profit Sharing Plan; 540 shares owned by his wife, Kathleen Storm; and 30,000 held by US Clearing FBO Richard Storm, Jr. profit sharing plan.

Board of Directors Meetings

         During the year ended December 31, 1997, the Board of Directors held 12 meetings. No current director of the Company attended fewer than 75% of the total meetings of the Board of Directors for the full year. The Company does not presently compensate directors for Board or Committee meetings. Effective November 1, 1997, the Bank began paying directors' fees to its outside directors. Directors receive $100 for each Board meeting attended and $25 for each Committee meeting attended.

Committees of the Board of Directors

         The Board of Directors of the Company conducts business through the following standing Committees: Executive Committee and Audit Committee.

Report of the Board of Directors on Executive Compensation

         Compensation Philosophy. Citizens Board of Directors ("Board") believes that there is a close relationship between the financial interests of the Company's shareholders and its officers and key employees, including officers of its subsidiaries. The Board further believes that compensation for officers and key employees should be structured in such a way that total compensation consists of a base salary, and short- and long-term incentive awards. To that end, Citizens has created a compensation program which provides for a base salary which the Company believes is competitive within the industry for persons with comparable responsibilities, combined with annual cash bonus awards tied to specific company performance, as well as long-term stock option awards, which are also related to the Company's performance and the performance of the officer or key employees and base salary levels.

         Executive Base Salary. Base salaries for executive officers are established primarily through the use of peer group salary evaluations. The Board utilized published compensation studies with regard to compensation levels and practices of comparable commercial banks and similar financial institutions in order to formulate its recommendation regarding executive officer salaries for the year ended December 31, 1997. For the fiscal year 1998, Mr. Micallef's base salary was established using the Board's evaluation of salaries paid to Chief Executive Officers with similar duties at comparable financial institutions.

         Annual Cash Bonus Awards. Cash bonus awards to executive officers, if any, are determined annually by the Board of Directors and are based primarily on the financial results of the Company for each year. Objectives are established annually by the Board and cash bonus awards are determined in relationship to the achievements relating to these objectives.

         Long-Term Pay Compensation. The Company's long-term compensation plan is structured around the Company's 1996 Incentive Stock Option Plan.

         The following Summary Compensation Table shows compensation information regarding Richard Storm, Jr. , Chairman of the Board and Chief Executive Officer of the Company and Michael A. Micallef, Jr., President and Chief Executive Officer of the Bank, during the last three fiscal years. No other executive officer received compensation at a level required to be reported herein by Securities and Exchange regulations.

                                                        Summary Compensation Table


                                                                              Long term compensation*
                                                                   ------------------------------------------
                                        Annual compensation                    Awards                 Payouts
                            ------------------------------------   ------------------------------     -------
       (a)             (b)      (c)     (d)           (e)                (f)               (g)           (h)            (i)

                                                                                        Securities
    Name and                                    Other annual       Restricted stock     underlying      LTIP         All other
principal position    Year  Salary($) Bonus($)   compensation($)     award(s)($)          options     payouts($)   compensation($)
------------------    ----  ------------------   ---------------     -----------          -------     ----------   ---------------

Richard Storm, Jr.    1997    --         --          --                 --                  --           --             --
   Chairman ,         1996    --         --          --                 --                  --           --             --
   President and      1995   (1)         --          --                 --                  --           --             --
   CEO of Company

Michael Micallef, Jr. 1997  $ 48,396  $ 5,000      $ 9,115              --                30,000         --             --
   President and      1996   (2)         --           --                --                  --           --             --
   CEO of Bank        1995   (1)         --           --                --                  --           --             --
----------------------

(1)  Company had not commenced operations.
(2)  Employment effective May 13, 1997.

Explanation of Columns

     (c) Base Salary - total base salary paid during the calendar year. Mr. Micallef's current base salary is $79,000. Mr. Storm is not compensated for his services. The Bank was responsible for 100% of Mr. Micallef's cash compensation for the year ended December 31, 1997.

     (d) Annual Cash Bonus Award - annual incentive awards paid for results achieved during the calendar year, which were paid during the year immediately following the years indicated.

     (e) Other Annual Compensation - all additional forms of cash and non-cash compensation paid, awarded or earned. Amount includes auto allowances for 6 months and moving expenses of $6,000. The value of all other personal benefits and perquisites received by Mr. Micallef was less than the required reporting threshold.

     (f) Restricted Stock Awards - stock awarded to an executive that carries vesting restrictions.

     (g) Securities Underlying Options - grants of stock options made under the Company's 1996 Incentive Stock Option Plan.

     (h) "LTIPs" - the dollar value of all payouts pursuant to long-term incentive plans.

     (i) All Other Compensation - All other compensation that does not fall under any of the aforementioned categories.

Benefits

     Insurance: Full-time officers and employees of the Bank are provided hospitalization, major medical, short-and long-term disability, dental insurance, and term life insurance under group plans on generally the same basis to all full-time employees.

Employment Contracts

     Citizens Community Bancorp, Inc. does not have an employment agreement with any of its officers. The Bank has an employment agreement ("Agreement") with its President and Chief Executive Officer, Michael A. Micallef, Jr. The Agreement, which became effective June 2, 1997, is for a one-year term and is automatically renewed for a successive six month term unless either party notifies the other of their desire to terminate the Agreement at the expiration of the term. Such notice must be given at least 30 days prior to the expiration of the current term.

     The Agreement provides Mr. Micallef with a $79,000 base salary, plus reimbursement of reasonable business expenses. In addition, Mr. Micallef may be granted an annual performance bonus, which is solely at the discretion of the Board of Directors. Under the Agreement, Mr. Micallef was granted Incentive Options for 15,000 shares of Common Stock at a grant price of $10.00 per share (adjusted to 30,000 shares at $5.00 per share as a result of the December 15, 1997, two for one stock split) which options vest 20% per year and expire 10 years from the date of grant. Mr. Micallef is also provided an automobile allowance and three-months disability coverage.

     Mr. Micallef may participate in all employee benefits, stock option plans, pension plans, insurance plans and other fringe benefits programs commensurate with his position. The Agreement provides for termination by the Bank for "good cause". In the event the Bank chooses to terminate Mr. Micallef's employment for reasons other than for good cause, he (or in the event of death, his beneficiaries) would be entitled to a severance payment equal to the total annual compensation for the remainder of the term of the Agreement, or six months pay, whichever is greater. In the event of a change of control of the Company, Mr. Micallef will be entitled to one- year's annual compensation.

     In the event Mr. Micallef voluntarily terminates his employment other than for the reasons mentioned herein, all rights and benefits under the Agreement shall immediately terminate upon the effective date of termination.

                      PROPOSAL II -- APPROVAL OF CITIZENS'
                        1998 DIRECTORS STOCK OPTION PLAN

     On February 24, 1998, the Company adopted its non-employee 1998 Directors Stock Option and Limited Rights Plan ("Directors' Plan") to provide for the grant of stock options to purchase shares of the Company's Common Stock to non-employee directors of the Company. Non-employee directors are those directors who do not receive a salary from the Company or any of its subsidiaries. The purpose of the Directors' Plan is to advance the interests of the Company, its subsidiaries, and its shareholders by providing the directors of the Company or its wholly owned subsidiaries, upon whose judgment, initiative, and oversight of the conduct of the business of the Company depends with an additional incentive to serve on the Board of Directors of the Company or its subsidiaries, as well as to attract persons of experience, integrity, and ability to serve as directors in the future.

     The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 150,000. Under the Directors' Plan, non-employee directors of the Company will each be granted a stock option for 10,000 shares of common stock and non-employee directors of the Bank who are not also directors of the Company will each be granted a stock option for 5,000 shares of Common Stock at an exercise price of $7.50 per share. The stock options to be granted to the respective Boards of Directors are not cumulative. The stock options will not be granted until the Directors' Plan is approved by a majority vote of the Company's shareholders at the Annual Meeting of Shareholders.

     The Directors' Stock Options are for a term of ten years from the effective date of the Directors' Plan, February 24, 1998. Future stock options will be granted at an exercise price determined at the time of issuance to be the "fair Market value" of the underlying common stock on the date the stock option was granted. Options to be granted effective February 24, 1998 will be at an exercise price of $7.50 per share or the fair market value on that date. Stock options will vest from a director's Affiliation Date, which is defined as the date on which a director was elected or appointed to his or her position, as follows: 50% of the grant on the second anniversary of the Director's Affiliation Date; 75% on the third anniversary of the Affiliation Date; and 100% on the fourth anniversary of the Affiliation Date. The stock options held by an outside director are canceled immediately if such director is removed for "cause", as defined in the Directors' Plan. Neither the Directors' Plan nor the options to be granted thereunder will be effective unless and until the Plan is approved by the Company's shareholders.


     The Board of Directors recommends that shareholders vote "FOR" adoption of the Directors Stock Option Plan.

                       PROPOSAL III -- AMEND THE COMPANY'S
                        1996 INCENTIVE STOCK OPTION PLAN

     The Company's 1996 Incentive Stock Option Plan ("Plan") for officers and employees of the Company and its wholly owned subsidiaries was approved by the Company's shareholders at the 1996 Annual Meeting of Shareholders. The Plan provides for the issuance of up to 200,000 shares (adjusted for the two for one stock split) of the Company's Common Stock pursuant to options granted under the Plan. The exercise price of the 36,000 shares granted in 1996 was $9.00 per share (adjusted to 72,000 shares at $4.50 per share as a result of the two for one stock split on December 15, 1997). In 1997, 129,000 Incentive Options were granted at between $9.00 and $12.00 per share (with an adjusted price of $4.50 and $6.00 per share to reflect the December 15, 1997, two for one stock split). At December 31, 1997, Incentive Options for 155,400 shares remained outstanding, and 36,600 unallocated shares were available for grant. The Incentive Options have 10 year terms from the date of the grant and vest at a rate of 20% per year.

     The following table sets forth information concerning the Incentive Options that have been granted (as adjusted to reflect the December 15, 1997, two for one stock split) to the executive officers of the Company and the Bank.

                                                                                                                   Price
     Name                                 Shares Granted(1)                   Date of Grant                     Per Share(1)
     ----                                 -----------------                   -------------                     ------------
David Klein                                    15,000                    April 1, 1997                             4.75
                                                3,000                    August 19, 1997                           5.50
                                                3,000                    October 21, 1997                          6.00
Bruce Fedor                                    10,000                    November 10, 1997                         6.00
Sharon Ginn                                    10,000                    October 20, 1997                          5.63
Stephen A. McLaughlin                          10,000                    October 8, 1996                           4.50
                                               10,000                    May 21, 1997                              5.00
Michael A. Micallef, Jr.                       30,000                    June 4, 1997                              5.00
W. Terrell Upson                               20,000                    May 20, 1996                              4.50
                                               10,000                    February 18, 1997                         4.50
-----------------------------
(1)  Adjusted for stock split

     The Board of Directors adopted an amendment to the Plan on February 3, 1998, increasing the number of shares available for issuance to 275,000 shares. The Board believes that these additional shares are necessary in order to continue to attract qualified and dedicated officers and staff to join the Company's employee team. All other terms of the Plan remain unchanged.

     The Board of Directors recommends that shareholders vote "FOR" adoption of the Amendment to the Company's 1996 Incentive Stock Option Plan.

                  PROPOSAL IV -- RATIFICATION OF APPOINTMENT OF
                AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 1998

     Citizens' independent auditors for the fiscal year ended December 31, 1997, were Hacker, Johnson, Cohen & Grieb, PA. The Board of Directors has appointed Hacker, Johnson, Cohen & Grieb, PA to be its independent auditors for the fiscal year ending December 31, 1998, subject to shareholder ratification.

     The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Hacker, Johnson, Cohen & Grieb, PA as independent auditors for the fiscal year ending December 31, 1998.

Solicitation

     The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by Citizens. Proxies may be solicited by directors, officers or regular employees of the Company or the Bank in person or by telephone, telegraph or mail. Citizens will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

Shareholder Proposals

     In order to be eligible for inclusion in Citizens' Proxy material for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such Annual Meeting must be received at the Corporate Office of the Company, 650 East Elkcam Circle, Marco Island, Florida 34145 on or before January 4, 1998. Proposals must comply with the provisions of 17 C.F.R. Section 240.14a-8 ("Rule 14a") of the rules and regulations of the Securities and Exchange Commission in order to be included in the Company's Proxy materials.

     New business may be taken up at the Annual Meeting, provided the proposal is stated in writing and filed with the Secretary of the Company at least five
(5) days before the Annual Meeting. Any shareholder may make any other proposal at the Annual Meeting and the same may be discussed and considered, but unless stated in writing and filed with the Company's Secretary by the above date, such proposal shall be laid over for action at an adjourned Annual Meeting or at a Special Meeting taking place 30 or more days thereafter. This provision does not prevent the consideration and approval or disapproval at the Annual Meeting of reports of officers, directors, and committees. In connection with such reports, however, no new busine ss shall be acted upon at such Annual Meeting unless stated and filed as provided herein.

Financial Statements

     The Bank's 1997 Annual Report containing audited financial statements for the year ending December 31,
1997, accompany this Proxy Statement.

Other Matters

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should, however, come before the Annual Meeting, it is the intention of the persons named in the enclosed Revocable Proxy to vote the Proxy in accordance with their judgment and in the best interest of the Company.

                                         Citizens Community Bancorp, Inc.





Marco Island, Florida
March 31, 1998

                                 1998 DIRECTORS
                                STOCK OPTION AND
                               LIMITED RIGHTS PLAN

                        CITIZENS COMMUNITY BANCORP, INC.

              1998 DIRECTORS' STOCK OPTION AND LIMITED RIGHTS PLAN


1.   PURPOSE

     The purpose of Citizens Community Bancorp, Inc.'s ("Company") 1998 Directors' Stock Option and Limited Rights Plan ("Directors' Plan") is to advance the interests of the Company, its subsidiaries and its shareholders by providing the directors of the Company or its wholly owned subsidiaries, ("Subsidiaries"), upon whose judgment, initiative and oversight the successful conduct of the business of the Company depends, with an additional incentive to serve on the Board of Directors for the Company or its Subsidiaries, as well as, to attract people of experience and ability to serve as Directors in the future.

2.   DEFINITIONS

     (a)   "Board of Directors" means the Board of Directors of the Company.

     (b) "Award" means an Award of Non-Statutory Stock Options and/or Limited Rights granted under the provisions of the Directors' Plan.

     (c)  "Committee"   means  the  Compensation   Committee  of  the  Board  of
          Directors.

     (d) "Directors' Plan Year or Years" means a calendar year or years commencing on or after January 1, 1998.

     (e) "Date of Grant" means the actual date on which an Award is granted by the Committee.

     (f) "Common Stock" means the common stock of the Company, par value, $0.01 per share.

     (g) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the reported closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on the day prior to such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon. If the Common Stock is not traded on a national market reported by the National Association of Securities Dealers Automated Quotation System, the Fair Market Value means the average of the closing bid and ask sale prices on the last previous date on which a sale is reported in an over-the-counter transaction. In the absence of any over-the-counter transactions, the Fair Market Value means the highest price at which the stock has sold in an arms length transaction during the 90 days immediately preceeding the grant date. In the absence of an arms length transaction during such 90 days, Fair Market Value means the book value of the common stock or the adjusted original issue price of $4.50 per share, whichever is higher.

     (h) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 8.

     (i) "Termination for Cause" means the termination upon an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Company or one of its affiliates or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued to the Company or one of its subsidiaries.

     (j) "Participant" for the Plan means a director of the Company or its Subsidiaries chosen by the Committee to participate in the Directors' Plan.

     (k) "Change in Control" of the Company means a change in control that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a][2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act in effect on the date first written above), other than any person who on the date hereof is a director or officer of the Company, (i)
          directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote 25% or more of any class of the then outstanding voting securities of the Company; or (ii) controls in any manner the election of the directors of the Company. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a reorganization, e.g. consolidation or merger of the Company where the stockholders of the Company, immediately before the consummation of the transaction, will own at least 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

     (l) "Date of Affiliation" means the date on which a director was first elected or appointed to the Board of Directors of the Company or one of its Subsidiaries whichever is earlier.

3.   ADMINISTRATION

     The Directors' Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee is authorized, subject to the provisions of the Directors' Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Directors' Plan and to make whatever determinations and interpretations in connection with the Directors' Plan it deems as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants in the Directors' Plan and on their legal representatives and beneficiaries.

4.   TYPES OF AWARDS

     Awards under the Directors' Plan may be granted in any one or a combination of the following, as defined below in Sections 7 and 8 of the Directors' Plan:

     (a)  Non-Statutory Stock Options; and
     (b)  Limited Rights

5.   STOCK SUBJECT TO THE DIRECTORS' PLAN

     Subject to adjustment as provided in Section 12, the maximum number of shares reserved for issuance under the Directors' Plan is 150,000 shares of Common Stock outstanding (sometimes referred to herein as "Option Shares"). To the extent that options or rights granted under the Directors' Plan are exercised, the shares covered will be unavailable for future grants under the Directors' Plan; to the extent that options together with any related rights granted under the Directors' Plan terminate, expire or are canceled without having been exercised or, in the case of Limited Rights exercised for cash, new Awards may be made with respect to these shares.

6.   ELIGIBILITY

     The directors of the Company and its Subsidiaries ("Directors"), except for those directors who are also salaried officers of the Company or its Subsidiaries, shall be eligible to receive Non-Statutory Stock Options and/or Limited Rights under the Directors' Plan. The maximum number of Option Shares that a Participant shall be eligible to be awarded shall be: (i) Company Directors - 10,000; (ii) Subsidiary Directors - 5,000.

7.   GRANT OF NON-STATUTORY STOCK OPTIONS

     The Committee may, from time to time, grant Non-Statutory Stock Options to Directors. Non-Statutory Stock Options granted under this Directors' Plan are subject to the following terms and conditions:

     (a)  Price.
     The purchase price per share of Common Stock deliverable upon the exercise of each Non-Statutory Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date the option is granted or $5.00 whichever is greater. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock of the Company at the Fair Market Value of such shares determined in the manner described in
     Section 2(g).

     (b)  Terms of Options.
     The term during which each Non-Statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Statutory Stock Option be exercisable in whole or in part more than 10 years and one day from the Date of Grant.

     (c)  Vesting.
     The Committee shall determine the date on which each Non-Statutory Stock Option shall become exercisable in installments. Any required vesting period shall commence on the Participant's Date of Affiliation. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Non-Statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control of the Company, or the death of a Director, all Non-Statutory Stock Options shall become immediately exercisable.

     (d)  Termination of Service.

     Upon the  termination  of a  Directors'  service for any reason  other than retirement,  death or  disability  or  termination  for  cause,  his or her
     Non-Statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by him at the date of termination and only for a period of 30 days following termination and in the event of retirement 90 days following retirement. In the event of termination for cause, all rights under his Non-Statutory Stock Options shall expire upon termination. In the event of the death or disability of a Director, all Non-Statutory Stock Options held by the Director, whether or not exercisable at such time, shall be exercisable by the Director, or the Director's legal representatives or beneficiaries for twelve (12) months following the date of his death or disability; provided that in no event shall the period extend beyond the expiration of the Non-Statutory Stock Option term.

8.   GRANT OF LIMITED RIGHTS

     The Committee may grant a Limited Right simultaneously with the grant of any option, with respect to all or some of the shares covered by such option. Limited Rights granted under the Directors' Plan are subject to the following terms and conditions:

     (a)  Terms of Rights.
     In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the date of grant of the Limited Right. A Limited Right may be exercised only upon the occurrence of all of the following conditions: (i) a Change in Control of the Company; and (ii) the Fair Market Value of the underlying shares on the day of exercise is greater than the exercise price of the related option.

     Upon exercise of a Limited Right, the related option shall cease to be exercisable. Upon exercise or termination of an option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the Common Stock subject to the underlying option pursuant to Section 2(g) herein. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

     (b)  Payment.
     Upon exercise of a Limited Right, the holder shall promptly receive from the Company an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.


     (c)  Termination of Service.
     Upon the termination of a Directors' service for any reason other than retirement, death or disability or termination for cause, any Limited Rights held by him shall be exercisable only as to those shares of the related option which were immediately purchasable by him at the date of termination and only for a period of 30 days following termination. In the event of Termination for Cause, all Limited Rights shall expire upon termination. In the event of termination of service for reason of death or disability, all Limited Rights held by the Director, whether or not exercisable at such time, shall be exercisable by the Director or his legal representatives or beneficiaries for twelve (12) months following the date of his death or disability; provided that in no event shall the period extend beyond the expiration of the related Non-Statutory Stock Option term.

9.   RIGHTS OF A SHAREHOLDER:  NONTRANSFERABILITY

     An optionee shall have no rights as a shareholder with respect to any shares covered by a Non-Statutory Stock Option until the date of issuance of a stock certificate for such shares. Nothing in the Directors' Plan or in any Award granted confers on any person any right to continue to serve as a director for the Company or its Subsidiaries.

     No Award under the Directors' Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative.

10.        AGREEMENT WITH PARTICIPANTS

     Each Award of Options and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Company which describes the conditions for receiving the Awards including the date of Award, the purchase price, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law.

11.        DESIGNATION OF BENEFICIARY

     A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any stock option or Limited Rights Award to which he would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then his estate will be deemed to be the beneficiary.

12.        DILUTION AND OTHER ADJUSTMENTS

     In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

     (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Directors' Plan;

     (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Directors' Plan;

     (c) adjustments in the purchase price of outstanding Non-Statutory Stock Options, or any Limited Rights attached to such options.

     No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

13.        WITHHOLDING

     There will be deducted from each distribution of cash and/or Common Stock under the Directors' Plan the amount of tax required to be withheld by any governmental authority if any.

14.        AMENDMENT OF THE DIRECTORS' PLAN

     The Board of Directors may at any time, and from time to time, modify or amend the Directors' Plan in any respect; provided however, that if necessary to continue to qualify the Directors' Plan under the Securities and Exchange Commission Rule 16(b)-3, shareholder approval would be required for any such modification or amendments which:

     (a) increases the maximum number of shares for which options may be granted under the Directors' Plan (subject, however, to the provisions of Section 13 hereof);

     (b)  reduces the minimum purchase price at which Awards may be granted;

     (c) extends the period during which options may be granted or exercised beyond the times originally prescribed; or

     (d)  changes the persons eligible to participate in the Directors' Plan.

     Failure to ratify or approve amendments or modifications to Subsections (a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Directors' Plan will remain in full force and effect.

     No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

15.        EFFECTIVE DATE OF DIRECTORS' PLAN

     The Directors' Plan shall be adopted by the Board of Directors and shall become effective upon such date of adoption, or other date as determined by the Board ("Effective Date"). Following the Effective Date of the Directors' Plan, the Directors' Plan shall be submitted to the Company's shareholders for approval. If the Directors' Plan is not approved by shareholders the Directors' Plan and any Awards granted thereunder shall be null and void.

16.        TERMINATION OF DIRECTORS' PLAN

     The right to grant Awards under the Directors' Plan will terminate upon the earlier of 10 years after the Effective Date of the Directors' Plan or the issuance of Common Stock or the exercise of options or related rights equaling the maximum number of shares reserved under the Directors' Plan as set forth in
Section 5. The Board of Directors has the right to suspend or terminate the Directors' Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

17.        APPLICABLE LAW

     The Directors' Plan will be administered in accordance with the laws of the State of Florida.


     Adopted this 24th day of February, 1998 by the Board of Directors of the Company.


                                        /s/Stephen A. McLaughlin
                                           ---------------------
                                           Stephen A. McLaughlin, Secretary



     Adopted  on  the  ____  day  of   _____________,   1998  by  the  Company's
shareholders.



                                            ---------------------
                                            Richard Storm, Jr.